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[CITGO PETROLEUM CORPORATION LOGO]

                  NEWS RELEASE
                  -------------------------------------------------------------
                  CITGO PETROLEUM CORPORATION, P.O. BOX 3758, TULSA, OK  74102
                  KATE ROBBINS  918/495-5764         JENNIFER HILL 918/495-4260
                  FACSIMILE  918/495-5269



For Immediate Release:
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October 28, 2003

                         CITGO Clarifies Recent Reports
                         ------------------------------

TULSA, Okla. --- In light of certain published reports, CITGO Petroleum Corporation wishes to clarify that:

         For the nine-month period ending September 30, 2003 our net income is approximately $350 million. Operating income (i.e. income before interest and taxes) is approximately $640 million for the nine-month period ending September 30, 2003. We anticipate that earnings for the 4th Quarter of 2003 will be positive, but will be less than earnings for the third quarter 2003.

         On July 25, 2003 we made a $500 million dividend payment for the purpose of enabling our parent, PDV America to make the principal payment on $500 million, 7-7/8% senior notes due August 1, 2003. The declaration of additional dividends in 2003 is contingent upon future earnings.

         Through the nine months ended September 30, 2003, CITGO repurchased over $300 million of its bonds.

         Our revolving bank loan agreements with various banks consist of (i) a $260 million, three-year, revolving bank facility, maturing in December 2005; and (ii) a $260 million, 364-day, revolving bank facility, maturing in December 2003. As of September 30, 2003, there was no outstanding borrowing under these facilities. We do not intend to replace the $260 million, 364-day, revolving bank facility when it matures.

         CITGO, based in Tulsa, Okla., is a refiner, transporter and marketer of transportation fuels, lubricants, petrochemicals, refined waxes, asphalt and other industrial products. The company is owned by PDV America, Inc., an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela.

         For more information on CITGO, visit www.citgo.com.

                                     -o0o-